Exhibit 99

News Release

For Immediate Release May 5, 2009	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES 2009 FIRST QUARTER RESULTS

SANDUSKY, OHIO, May 5, 2009 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the first quarter ended March 29, 2009. Historically, first quarter results represent less than 5% of the Company’s full-year revenues.

The operating loss for the first quarter of 2009 remained relatively unchanged at $56.3 million, despite the period having 31 fewer operating days when compared with the first quarter of 2008. Net revenues during this same period decreased to $26.5 million from $40.4 million a year ago as a result of the fewer operating days. In addition, last year’s first quarter revenues benefited from an early Easter/Spring Break season, which fell during the second quarter this year.

Operating results for the first quarter include normal off-season operating, maintenance and administrative expenses at the Company’s seasonal amusement and water parks, and daily operations at Knott’s Berry Farm and Castaway Bay. “Only four of our 17 properties were in operation at the end of the first quarter,” said Dick Kinzel, Cedar Fair’s chairman, president and chief executive officer. “The other parks, including our largest seasonal parks: Cedar Point and Kings Island, located in Ohio, and Canada’s Wonderland in Toronto, were in the final stages of preparing to open for their operating seasons. These pre-season operating costs were in-line with our expectations for the quarter.”

Interest expense for the first quarter decreased $3.9 million, or 12%, to $28.9 million compared with $32.8 million in 2008, primarily due to lower rates on the Company’s variable-rate debt. A net credit for taxes of $31.9 million was recorded to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership taxes during the first quarter of 2009 compared with a net credit for taxes of $44.8 million in the same period a year ago.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2009 First Quarter Results

May 5, 2009

After interest expense and credit for taxes, the net loss for the first quarter ended March 29, 2009, totaled $53.3 million, or $0.97 per diluted limited partner unit. For the first quarter ended March 30, 2008, the Company reported a net loss of $43.8 million, or $0.81 per diluted limited partner unit.

Cash and Liquidity

“In terms of both liquidity and cash flow, we ended the first quarter of 2009 in sound condition,” said Kinzel. “Our cash position, together with existing lines of credit, which do not expire until August 2011, provide sufficient financial flexibility to manage working capital needs and support growth through our capital expenditure program.”

As of March 29, 2009, the Company had $1.688 billion of term debt and $148.7 million in borrowings under its revolving credit facilities. Of the total term debt, which does not mature until February and August of 2012, only $17.3 million is due within the next twelve months.

“Reducing our debt and strengthening our balance sheet is a priority for us,” said Kinzel. “In the first quarter we retired an additional $13 million of term debt as a result of reducing our quarterly distribution. This is just the first step in making meaningful reductions in our debt over the next two years. We continue to pursue the sale of excess land in the Toronto and Cleveland markets, along with a potential sale of Worlds of Fun, in Kansas City, Missouri, and Valleyfair, in Shakopee, Minnesota. We have received interest regarding the two amusement parks since our announcement in March and have entered into discussions with the Vaughan Health Campus of Care in regards to the excess land in Toronto. At this point in time, it would be premature to speculate on either the price or timing of any potential transaction.”

2009 Operating Season

Commenting on the upcoming season Kinzel said, “Given that the first quarter is not a meaningful part of our full-year financial performance, and the Easter/Spring Break season occurred in the month of April this year, it would be premature to comment on expectations for the season. We continue to look for new and creative advertising and promotional campaigns that will capture the attention of our guests in these tough economic times. We also have a strong capital program in place for 2009 that features a variety of new shows and attractions, including three roller coasters, a wave pool, family rides and more than 50 live shows across our parks.”

To date the Company has seven of its ten seasonal amusement parks in operation. “The broader economy will continue to be a challenge for us this year, but one we are ready to face,” added Kinzel. “We have a long history

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2009 First Quarter Results

May 5, 2009

of performing well during periods of recession and we are hopeful the 2009 operating season is no exception. We believe our high quality parks and resorts will continue to fulfill the need for entertainment with families that don’t want to travel long distances for vacation. Our employees have worked hard to prepare the parks for opening and the early-season feedback from customers has been very positive. We are hopeful the outstanding value we offer in a full day of entertainment will prove to be desirable this season and be a tradition for many years to come.”

The company will host a conference call with analysts today, May 5, 2009, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 5:00 p.m. ET, Tuesday, May 5, 2009, until 11:59 p.m. ET, Tuesday, May 19, 2009. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 4058095.

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Reports 2009 First Quarter Results

May 5, 2009

Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

FIRST QUARTER

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	3/29/09 (13 weeks)	3/30/08 (13 weeks)	3/29/09 (52 weeks)	3/30/08 (53 weeks)
Net revenues:
Admissions	$10,323	$17,599	$558,990	$558,412
Food, merchandise and games	11,453	17,696	349,674	363,778
Accommodations and other	4,690	5,107	73,632	75,186

Total net revenues	26,466	40,402	982,296	997,376
Cash operating costs and expenses	78,333	90,493	628,182	660,501

Adjusted EBITDA (a)	(51,867)	(50,091)	354,114	336,875
Depreciation and amortization	4,214	6,183	123,869	132,488
Loss on impairment of goodwill and other intangibles	—	—	86,988	—
Loss on impairment / retirement of fixed assets	30	—	8,455	54,898
Equity-based compensation	163	130	749	521

Operating income (loss)	(56,274)	(56,404)	134,053	148,968
Interest expense	28,902	32,801	125,662	144,883
Other (income) expense	(28)	(615)	178	(1,470)

Income (loss) before taxes	(85,148)	(88,590)	8,213	5,555
Provision (credit) for taxes	(31,867)	(44,808)	12,006	(1,296)

Net income (loss)	$(53,281)	$(43,782)	$(3,793)	$6,851

Weighted average units outstanding - diluted	55,127	54,330	55,054	55,088

Per limited partner unit:
Net income (loss) - diluted	$(0.97)	$(0.81)	$(0.07)	$0.12
Cash distributions declared	$0.480	$0.475	$1.92	$1.90

Balance Sheet Data:
Total assets	$2,228,291	$2,475,263
Total debt	1,837,075	1,856,616
Total partners' equity	32,484	175,321

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and certain other non-cash costs. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for operating income, net income or cash flows from operating activities computed in accordance with GAAP. We believe that adjusted EBITDA is a meaningful measure of park-level operating profitability because we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair Entertainment Company website at

www.cedarfair.com.